Exhibit 8.2

February 5, 2013

Golar LNG Partners LP

Par-la-Ville Place

14 Par-la-Ville Road

Hamilton, HM 08, Bermuda

Re:          Golar LNG Partners LP

Ladies and Gentlemen:

We have acted as special counsel for Golar LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), on matters of the law of the Republic of The Marshall Islands, in connection with the offer and sale by the Partnership (the “Offering”) of 3,900,000 common units of the Partnership (the “Units”), each representing limited partnership interests in the Partnership, pursuant to the Partnership’s registration statement on Form F-3 (File No. 333-181094) (the “Registration Statement”), the base prospectus dated June 8, 2012 (the “Base Prospectus”), the preliminary prospectus supplement to the Base Prospectus dated January 30, 2013 (together with the Base Prospectus, the “Preliminary Prospectus Supplement”) and the final prospectus supplement to the Base Prospectus dated January 30, 2013 (the “Final Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, including the Base Prospectus; (ii) the Preliminary Prospectus Supplement; (iii) the Final Prospectus Supplement; and (iv) such corporate documents and records of the Partnership and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Partnership and others.

Based on the facts as set forth in the Preliminary Prospectus Supplement and the Final Prospectus Supplement, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Final Prospectus Supplement under the caption “Non-United States Tax Considerations—Marshall Islands Tax Consequences” and the statements incorporated in the Final Prospectus Supplement from the Partnership’s annual report on Form 20-F for the fiscal year ended December 31, 2011 filed on April 27, 2012, under the caption “Item 10.E. Taxation—Non-United States Tax Considerations—Marshall Islands Tax Consequences,” and we confirm that the statements in such discussion, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, are the opinion of Seward & Kissel LLP with respect to Marshall Islands tax consequences as of the date of the Final Prospectus Supplement (except for the representations and statements of fact of the Partnership included under such caption, as to which we express no opinion).

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to each reference to our firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP